Exhibit 99.1

December 10, 2021

Orbital Energy Group, Inc.

1924 Aldine Western Road

Houston, Texas 77038

Attn: William J. Clough

Re: Membership Unit Purchase Agreement

WHEREAS, reference is hereby made to that certain Membership Unit Purchase Agreement, dated as of November 17, 2021 (the “Purchase Agreement”), by and among Orbital Energy Group, Inc., a Colorado corporation (“Orbital”), Kurt A. Johnson, Jr. (“Johnson”), and Tidal Power Group LLC, a Texas limited liability company (“Tidal”), in respect of the purchase by Orbital of all of the equity interests of Front Line Power Construction, LLC (the “Company”), a Texas limited liability company (the “Transaction”). This Letter Agreement is being entered into by and between Orbital and Johnson to amend and govern the amount of the Purchase Price allocable to the Closing Note delivered to Johnson pursuant to the Purchase Agreement. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement;

WHEREAS, pursuant to the Purchase Agreement, Johnson was to receive 4,808,807 shares of common stock of Orbital;

WHEREAS, to comply with NASDAQ Rule 5635(a), Johnson agrees to reduce the number of shares of OEG common stock issuable to him from 4,808,807 to 4,408,807 shares of common stock, valued at the average of $2.725 per share (the “Exchanged Shares”), in exchange for a promissory note in the principal sum of One Million Ninety Thousand Dollars ($1,090,000.00), the form, terms and provisions of which have been agreed to by and between Orbital and Johnson (the “Supplemental Note”);

WHEREAS, Orbital desires to issue the Supplemental Note to Johnson in exchange for the Exchanged Shares; and

WHEREAS, except for the above, the remaining terms, conditions, and provisions set forth in the Purchase Agreement and the other transaction documents contemplated by the Purchase Agreement will remain the same.

NOW, THEREFORE, for value received, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree to the following:

1.         To comply with NASDAQ Rule 5635(a), Johnson does hereby agree to accept the Supplemental Note in lieu of being issued the Exchange Shares, and Orbital does hereby agree to issue and deliver to Johnson the Supplemental Note as consideration for the Exchanged Shares.

2.         Except as set forth in Section 1, the remaining terms, conditions, and provisions set forth in the Purchase Agreement and the other transaction documents contemplated by the Purchase Agreement entered into by and between Orbital and Johnson shall remain the same.

3.         This letter agreement shall be governed by and construed in accordance with the laws of the State of Texas. This letter agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. No amendment or waiver of any provision of this letter agreement shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto. The provisions of this letter agreement are binding solely upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The parties hereto hereby agree to keep this Letter Agreement confidential and further agree not to share this Letter Agreement or the contents hereof with anyone other than such party’s employees, legal and financial advisors (who must keep this Letter Agreement confidential), or as permitted or required by applicable law.

Sincerely,

/s/ KURT A. JOHNSON, JR. KURT A. JOHNSON, JR.

ACCEPTED AND AGREED TO BY: ORBITAL ENERGY GROUP, INC., a Colorado corporation By:/s/ William J. Clough William J. Clough Executive Chairman and Chief Legal Officer